UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 23, 2013 (May 20, 2013)

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

Settlement of A10 Litigation

On May 20, 2013, Brocade Communications Systems, Inc. (“Brocade”) and A10 Networks, Inc. (“A10”) reached an agreement to settle the lawsuit that Brocade filed against A10, A10's founder and other individuals in the United States District Court for the Northern District of California on August 4, 2010, and to settle the lawsuit that A10 filed against Brocade on September 9, 2011, along with all related claims.

Among other agreed upon terms, A10 has granted Brocade a broad patent license and agreed to pay Brocade $5 million in cash and issue a $70 million unsecured convertible promissory note payable to Brocade. The note will bear interest at 8% per annum and will be due in six months after the issuance date with up to 50% convertible, at Brocade's sole option, into A10 preferred shares issued in a subsequent round of equity financing. The note may be prepaid at any time, however in the event that the note is not paid in full within 90 days, then Brocade shall receive warrants to purchase A10 preferred shares and additional warrants every 30 days thereafter that the note is not paid in full. A10 also has agreed not to use any of the versions of source code that were found to infringe any of Brocade's copyrights, patents or trade secrets, except as necessary to service prior versions of product already sold to and in the possession of A10's customers. In addition, Brocade and A10 will provide certain covenants not to sue to each other for various periods of time and certain general releases. The existing permanent injunctions that prohibit A10 from shipping any A10 products that infringe Brocade's patents and prohibit A10 from further use of the misappropriated trade secrets will remain in effect until A10 satisfies the applicable terms of the settlement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: May 23, 2013	By:	/s/ Tyler Wall
Tyler Wall
Vice President, General Counsel and Corporate Secretary